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Exhibit 4.11

                 NINTH AMENDMENT TO FOURTH AMENDED AND RESTATED

                           REVOLVING CREDIT AGREEMENT

     THIS NINTH AMENDMENT TO FOURTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this "Agreement") is made and entered into as of the 15th day of December 1999, by and between USA TRUCK, INC., a Delaware corporation (the "Borrower"), and FIRST AMERICAN NATIONAL BANK, operating as DEPOSIT GUARANTY NATIONAL BANK, a national banking association (the "Lender").

     WHEREAS, pursuant to that certain Fourth Amended and Restated Revolving Credit Agreement, dated December 30, 1992, as amended July 21, 1993, December 12, 1993, December 22, 1994, and December 28, 1995, December 30, 1996, December 30, 1997, October 30, 1998 and October 28, 1999 (as further amended, modified and supplemented from time to time, the "Credit Agreement"), between Borrower and Lender, Borrower and Lender entered into certain agreements regarding certain indebtedness and obligations of Borrower to Lender;

     WHEREAS, Borrower has requested, and Lender has agreed to increase the Revolving Loan Commitment from $35,000,000 to $40,000,000 in accordance with the terms hereof, and

     WHEREAS, Borrower and Lender desire to amend the Credit Agreement in accordance with the terms hereof;

     NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender hereby agree as follows:

     1. Defined Terms. All capitalized terms used and not otherwise defined herein (including, without limitation, in the language amendatory to the Credit Agreement contained herein) shall have the respective meanings given such terms in the Credit Agreement.

     2. Amendment to Section 1 of the Credit Agreement. The second paragraph of subsection 1(i) of the Credit Agreement is hereby amended, in its entirety, to read as follows:

             "The Revolving Note shall (a) be dated the date of the Ninth Amendment to this Credit Agreement, (b) be payable to the order of Lender, (c) be in the stated principal amount equal to the Revolving Loan Commitment, (d) be payable on the Revolving Loan Commitment Termination Date, (e) bear interest with respect to the principal amount from time to time outstanding at the rate per annum specified in subsection 1(iii) hereof, and (f) be substantially in the form of Exhibit A hereto, with blanks completed in conformity herewith."

     3. Amendment to Section 9 of the Credit Agreement. Section 4C of the Credit Agreement is hereby amended, in its entirety, to read as follows:

         Tangible Net Worth. Permit Tangible Net. Worth of Borrower and its Subsidiaries (i) to be less than $45,000,000, and (ii) at the end of each fiscal quarter thereafter, be less than the sum of (y) 50% of net profits after taxes for such fiscal quarter determined in accordance with GAAP, plus (z) the minimum amount of Tangible Net Worth for the immediately preceding fiscal quarter as determined pursuant to this
         Section 4C. For purposes of calculation hereof, the Tangible Net Worth requirement set forth in this Section 4C shall not be reduced because of the failure of Borrower to have net profits for any fiscal quarter.

     4. Amendment to Section 9 of the Credit Agreement. The defined term "Revolving Loan Commitment" is hereby amended, in its entirety, to read as follows:



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        "'Revolving Loan Commitment' means $40,000,000 at all times during the term of this Agreement."

     5. Representations and Warranties. In order to induce Lender to enter into this Ninth Amendment, the Borrower represents and warrants to Lender as follows:

     A. All the representations and warranties contained in Section 6 of the Credit Agreement, except to the extent they specifically relate to an earlier date, are true and correct on and as of the date of this Agreement and on the date of execution of this Agreement, as fully as if made on each of such dates; and immediately on and after the execution of this Agreement, the Borrower shall be in compliance with all the terms and provisions set forth in the Credit Agreement, as amended by this Agreement, on its part to be observed or performed and no Event of Default specified in Section 5 of the Credit Agreement, as amended hereby, or any event that upon notice or lapse of time or both would constitute such an Event of Default, has occurred and is continuing.

     B. The execution, delivery and performance of this Agreement and the Revolving Note (i) have been duly authorized by all requisite corporate action, and (ii) will not violate any provision of law, any order of any court or other agency of government, the articles of incorporation or bylaws of the Borrower, or any indenture, agreement or other instrument to which the Borrower is a party or by which the Borrower or any of its properties or assets are bound, or be in conflict with, or result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Borrower. Borrower shall deliver to Lender concurrently with the execution of this Agreement a Corporate Certificate substantially in the form of Exhibit "G" attached hereto.

     C. Except as is expressly modified and amended hereby, the Credit Agreement shall remain in full force and effect in accordance with its terms.

     IN WITNESS WHEREOF, the Borrower and Lender have caused this Agreement to be duly executed and delivered by their authorized representatives, as of the day and year first above written, but in each case actually on the date appearing beneath the signature of each party hereto.

                                       USA TRUCK, INC.

                                       By: /s/ Jerry D. Orler
                                           -------------------------------------
                                       Title: CFO and Secretary
                                              ----------------------------------
                                       Execution Date: 12-15-99
                                                       -------------------------

                                       FIRST AMERICAN NATIONAL BANK,
                                       operating as
                                       DEPOSIT GUARANTY NATIONAL BANK

                                       By: /s/ Ron Hendrix
                                           -------------------------------------
                                       Title: SVP
                                              ----------------------------------
                                       Execution Date: 12-16-99
                                                       -------------------------





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